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Exhibit 23.4

[Letterhead of DeGolyer and MacNaughton]

April 5, 2006

Stroud Energy, Inc.
801 Cherry Street
Suite 3800
Fort Worth, Texas 76102

Gentlemen:

        We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton and to the inclusion of information taken from our "Appraisal Report as of December 31, 2004 on Certain Properties owned by Dan A. Hughes et al prepared for Stroud Energy Ltd. Final Interests" in the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission and in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

Very truly yours,
/s/ DeGolyer and MacNaughton DeGolyer and MacNaughton

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  Exhibit 23.4